UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 21, 2016

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Tuesday, May 3, 2016, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The meeting will start at 9:00 a.m., Eastern time.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 21, 2016, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2016 proxy statement and annual report for the fiscal year ended December 31, 2015. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

Thank you for your continued support.

Sincerely,
JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 3, 2016, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect the 11 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve our executive compensation on an advisory basis;

4.	To consider a stockholder proposal to adopt simple majority vote, if properly presented at the meeting; and

5.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on March 7, 2016, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 21, 2016

By Order of the Board of Directors,

JOLI L. GROSS

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 3, 2016. Prior to May 3, 2016, the Notice and Proxy Statement for the 2016 Annual Meeting of Stockholders and the Company’s 2015 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at http://www.unitedrentals.com/index.php/investor/.

PROXY STATEMENT SUMMARY

This summary highlights information about United Rentals, Inc. and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2016 annual meeting of stockholders. This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each nominee	11
Proposal 2 – Ratification of Appointment of Public Accounting Firm	FOR	67
Proposal 3 – Advisory Approval of Executive Compensation	FOR	69
Proposal 4 – Stockholder Proposal to Adopt Simple Majority Vote	AGAINST	71

CASTING YOUR VOTE

How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company) and Employee Benefit Plan Participants	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Visit the applicable voting website and follow the on-screen instructions:	www.voteproxy.com	Refer to voting instruction form.
In the United States call: In foreign countries call:	1-800-PROXIES (776-9437) 1-718-921-8500	Refer to voting instruction form.
To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
For instructions on attending the 2016 annual meeting in person, please see “Voting—Voting at the Annual Meeting” on page 8.

BOARD NOMINEES

You are being asked to vote on the following 11 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Mr. Kneeland, who is not independent due to his position as an executive officer. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 12.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*
José B. Alvarez	53	2009	Faculty, Harvard Business School, Retired Executive Vice President-Global Business Development, Royal Ahold NV	Yes	NC, SC
Jenne K. Britell, Ph.D.	72	2006	Chairman, United Rentals, Inc., formerly Chairman and Chief Executive Officer, Structured Ventures, Inc.	Yes
Bobby J. Griffin	67	2009	Retired President-International Operations, Ryder System, Inc.	Yes	AC, SC
Michael J. Kneeland	62	2008	President and Chief Executive Officer, United Rentals, Inc.	No	SC
Singleton B. McAllister	64	2004	Of Counsel, Husch Blackwell	Yes	CC, SC
Brian D. McAuley	75	2004	Chairman, Pacific Data Vision, Inc., Partner, NH II, LLC	Yes	NC
John S. McKinney	61	1998	Retired Vice President, United Rentals, Inc.	Yes	AC, NC
Jason D. Papastavrou, Ph.D.	53	2005	Chief Executive Officer and Chief Investment Officer, ARIS Capital Management	Yes	AC
Filippo Passerini	58	2009	Operating Executive-U.S. Buyouts, Carlyle Group and Former President, Global Business Services and Chief Information Officer, Procter & Gamble	Yes	AC, CC
Donald C. Roof	64	2012	Retired Executive Vice President and Chief Financial Officer, Joy Global, Inc.	Yes	AC, CC
Keith Wimbush	63	2006	Retired Executive Vice President and Head, Legal Search Practice, Seiden Krieger Associates, Inc.	Yes	CC, NC

* AC - Audit Committee      CC – Compensation Committee        NC – Nominating and Corporate Governance Committee

SC – Strategy Committee

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value.

• 10 of our 11 director nominees are independent	• Annual election of directors	• Directors elected by majority vote

• Chairman is an independent director	• Annual Board and committee self-evaluations	• No directors serve on excessive number of boards

• Board is diverse in experience and perspective	• Policies prohibiting hedging and pledging of our shares	• 100% Board and committee meeting attendance in 2015

• Stock ownership guidelines for directors and executive officers	• No shareholder rights plan or poison pill	• Audit committee financial experts as defined by the SEC

• Roles of Chairman and Chief Executive Officer are separated	• No directors or executives are involved in material related party transactions	• Comprehensive Code of Conduct and Corporate Governance Guidelines

• Board engaged independent consulting and search firm to assist with board refreshment plan	• No recent amendment to governing documents that introduced a reduction in stockholder rights	• Board and each committee have express authority to retain outside advisors

• All NYSE-required Board committees consist solely of independent directors

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year interact with stockholders through numerous stockholder engagement activities. In 2015, these included participation in 16 investor conferences and our 2015 annual meeting of stockholders. We also had engagement calls with several large institutional investors and proxy advisory firms to discuss their perspectives on our corporate governance practices and executive compensation programs. These engagement activities, and the perspectives we learn, are informative and helpful to us in our ongoing effort to increase stockholder value.

Our Investor Relations department is the contact point for stockholder interaction with United Rentals, Inc. (the “Company” or “United Rentals”). Stockholders may also access investor information about the Company through our website at http://www.unitedrentals.com/en/our-company/investor-relations. For questions concerning Investor Relations, please call 203-618-7318 or e-mail us from the Contact Us section available on our website at http://www.unitedrentals.com/en/our-company/investor-relations.

2015 BUSINESS HIGHLIGHTS

Highlights from 2015 include the following:

•	Total and rental revenue, net income, diluted earnings per share (“EPS”), adjusted EPS[1], free cash flow[2], adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)[3] and adjusted EBITDA margin were all Company records.

¡	Total revenue was $5.817 billion and rental revenue was $4.949 billion, compared with $5.685 billion and $4.819 billion, respectively, for 2014. Excluding the adverse impact from currency, total revenue would have increased 4.0% year-over-year.

¡	Net income was $585 million, or $6.07 per diluted share, compared with $540 million, or $5.15 per diluted share, for 2014.

¡	Adjusted EPS was $8.02 per diluted share, compared with $6.91 per diluted share for 2014.

¡	Free cash flow was $919 million after total rental and non-rental capital expenditures of $1.636 billion, compared with $557 million after total rental and non-rental capital expenditures of $1.821 billion in 2014.

¡	Adjusted EBITDA was $2.832 billion and adjusted EBITDA margin was 48.7%, compared with $2.718 billion and 47.8%, respectively, for 2014.

•	The Company’s Trench Safety and Power & HVAC businesses’ rental revenue increased by a combined 21% year-over-year, primarily on a same store basis.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 86.4%.

•	The Company repurchased $648 million of common stock to complete the $750 million share repurchase program that was announced in December 2014. In addition, the Company repurchased $110 million of common stock under a $1 billion share repurchase program which was authorized in July 2015.

For more information regarding our 2015 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

[1]	Adjusted EPS is a non-GAAP financial measure, as defined in the Company’s Form 8-K filed on January 28, 2016.
[2]	Free cash flow is a non-GAAP financial measure, as defined on page 38 of the Company’s Form 10-K for the year ended December 31, 2015.
[3]	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s Form 10-K for the year ended December 31, 2015.

EXECUTIVE COMPENSATION OVERVIEW

Our executive compensation program aims to attract and retain high-caliber management talent to lead our business and reward them for outstanding performance.

Principal Elements of Pay: Our program emphasizes variable pay that aligns compensation with performance and stockholder value and has three key elements: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements serves a specific purpose in our compensation strategy.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: The mix of pay elements is heavily leveraged toward variable, performance-based compensation. For 2015, the significant majority of named executive officer (“NEO”) pay was variable: 88% for the Chief Executive Officer (“CEO”); and an average of 71% for our other NEOs.

Stockholder Support: At the Company’s 2015 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 98% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design in 2015.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

	What We Do		What We Don’t Do
✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites
✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans
✓	Double-trigger equity vesting upon a change in control	×	No history of re-pricing equity awards
✓	Clawback contract provisions and anti-hedging/pledging policy	×	No tax assistance
✓	Engage an independent compensation consultant	×	No tax gross-ups

2015 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2015:

•	Base salaries: The CEO did not receive a base salary increase. The other NEOs received increases ranging from approximately 4% to 5%.

•	Incentive compensation: Based on Company performance, the funding for both our AICP and LTIP was below target and well below prior year. Annual bonuses were earned at 54.1% of target, and LTIP awards were earned at 55.7% of target.

For specific details about the executive compensation program, please refer to the Compensation Discussion & Analysis (“CD&A”) starting on page 27 of this Proxy Statement.

COMPANY AWARDS

2015 AWARDS AND RECOGNITIONS

National Diversity Excellence Award (fourth consecutive year) Association of Builders and Contractors	Company Partner of the Year Workplace

Most Valuable Employer of Military and Transitioning Veterans Civilian Jobs	Recognition of Commitment to Exemplary Board Leadership (second consecutive year) National Association of Corporate Directors

#22 Top 100 Military Friendly employer (sixth consecutive year) G.I. Jobs	America’s Most Honored Companies Institutional Investor

#34 Employer of Choice for Transitioning Military and Veterans Military Times Best for Vets	Proud Sponsor of the United Compassion Fund, an employee-funded program for assisting United Rentals employees in need

Top 50 Military Friendly spouse employer G.I. Jobs

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 21, 2016

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2016 annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 3, 2016, at 9:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this proxy statement and our 2015 annual report to stockholders available to our stockholders on the Internet. On March 21, 2016, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and our 2015 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable, readable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our annual meetings, and reduce the environmental impact of such meetings. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on March 7, 2016.

Voting Securities Outstanding on Record Date

As of the record date, there were 90,023,734 shares of our common stock outstanding and entitled to vote. From April 19 to May 2, 2016, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at 100 First Stamford Place, Suite 700, Stamford, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

•	VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the Company Number and Account Number contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Monday, May 2, 2016.

•	BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the Company Number and Account Number contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Monday, May 2, 2016.

•	BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Monday, May 2, 2016.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

If you are a participant in the United Rentals 401(k) Plan, you should have received a separate proxy voting instruction card from the plan trustee, and you have the right to provide voting instructions to the plan trustee by submitting your voting instruction card for those shares that are held by the plan and allocated to your plan account. For your voting instructions to be processed, they must be received by 11:59 p.m., Eastern time, on Friday, April 29, 2016.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

If you are a participant in the URI 401(k) Plan, you may not vote plan shares in person at the annual meeting because the plan trustee submits one proxy to vote all shares held by the plan.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Hyatt Regency Greenwich at 1-203-637-1234 or visiting its website at http://greenwich.hyatt.com/en/hotel/our-hotel/map-and-directions.html.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted:

•	FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors”

•	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”

•	FOR “Proposal 3—Advisory Approval of Executive Compensation” and

•	AGAINST “Proposal 4 – Stockholder Proposal to Adopt Simple Majority Vote”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3 and 4 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

If you are a participant in the URI 401(k) Plan, you should have received a separate proxy voting instruction card from the plan trustee. If you sign and return the voting instruction card but otherwise leave it blank or if you do not otherwise provide voting instructions to the plan trustee by mail, Internet or telephone, your shares will be voted by the plan trustee:

•	FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors”

•	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”

•	FOR “Proposal 3—Advisory Approval of Executive Compensation” and

•	AGAINST “Proposal 4 – Stockholder Proposal to Adopt Simple Majority Vote”

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Monday, May 2, 2016, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Monday, May 2, 2016, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operation Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Monday, May 2, 2016.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Participants in the URI 401(k) Plan who wish to revoke or change voting instructions provided to the plan trustee must follow the instructions of the trustee in order to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $17,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

With respect to “Proposal 4—Stockholder Proposal to Adopt Simple Majority Vote,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve the proposal. Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter. The vote is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

•	FOR the election of all 11 nominees recommended by the Board;

•	FOR the ratification of the appointment of our public accounting firm;

•	FOR the resolution approving the compensation of our named executive officers on an advisory basis; and

•	AGAINST the resolution approving simple majority vote.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

The Board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated each of the aforementioned directors to stand for re-election, and all such directors will stand for re-election.

Election of 11 Directors

The terms of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Passerini, Roof and Wimbush will expire at the 2016 annual meeting. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Passerini, Roof and Wimbush to stand for re-election at the annual meeting.

Each director elected at the 2016 annual meeting will hold office until our 2017 annual meeting of stockholders and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our by-laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our corporate governance guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating and Corporate Governance Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All nominees for election at the 2016 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Passerini, Roof and Wimbush to hold office until the 2017 annual meeting of stockholders (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position
Michael J. Kneeland	62	President, Chief Executive Officer and Director
William B. Plummer	57	Executive Vice President and Chief Financial Officer
Matthew J. Flannery	51	Executive Vice President and Chief Operating Officer
Dale A. Asplund	48	Senior Vice President—Business Services and Chief Information Officer
Jeffrey J. Fenton	58	Senior Vice President—Business Development
Craig A. Pintoff	46	Senior Vice President—General Counsel and Human Resources
Jessica T. Graziano	43	Vice President—Controller and Principal Accounting Officer
Jenne K. Britell, Ph.D.	73	Chairman and Director
José B. Alvarez	53	Director
Bobby J. Griffin	67	Director
Singleton B. McAllister	64	Director
Brian D. McAuley	75	Director
John S. McKinney	61	Director
Jason D. Papastavrou, Ph.D.	53	Director
Filippo Passerini	58	Director
Donald C. Roof	64	Director
Keith Wimbush	63	Director

Michael J. Kneeland was appointed president and chief executive officer of United Rentals, and a director of the Company, in 2008. He had previously served as interim chief executive officer since 2007. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company. In 1999 his responsibilities were expanded to include multiple districts within United Rentals’ aerial operations. He was subsequently named vice president-aerial operations in 2000, and vice president-southeast region in 2001, before being appointed executive vice president-operations in 2003. His more than 33 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998 he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America. In 2011, Mr. Kneeland was appointed to serve on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, where he serves as the Chairman of the Compensation Committee. In 2015, he was designated Co-Chair, Transportation Stakeholder Alliance (The Business Council of Fairfield County) and was also appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics.

William B. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, Inc., where he set policy for global finance and corporate strategy, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., where he was responsible for global treasury policy and relationship management with commercial and investment banks, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc. Mr. Plummer holds degrees in aeronautics and astronautics from the Massachusetts Institute of Technology, and a master of business administration degree from Stanford University’s Graduate School of Business.

Matthew J. Flannery was appointed as our executive vice president and chief operating officer in April 2012. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as executive vice president—operations and sales, senior vice president—operations east and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. He has over two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

Dale A. Asplund was promoted to our senior vice president—business services and chief information officer in April 2012. Mr. Asplund has been our senior vice president—business services since April 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. His current position also includes management of the Company’s information technology systems. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Jeffrey J. Fenton was named senior vice president—business development of United Rentals in 2013. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with General Electric, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital Corporation. Mr. Fenton is also a director of ModusLink Global Solutions, Inc.

Craig A. Pintoff was named to the position of General Counsel in January 2016, with responsibility for leading the Company’s legal and human resources functions. Mr. Pintoff has led the United Rentals human resources team since 2005, first as vice president, and since April 2011, as senior vice president. He joined United Rentals in 2003 as director-legal affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from the Columbia Law School and an LL.M. from the New York University School of Law.

Jessica T. Graziano joined the Company as our vice president—controller and principal accounting officer in December 2014. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006 and Chairman of the Board in June 2008. Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc. and previously the U.S.-Russia Investment Fund and the U.S.-Russia Foundation for Entrepreneurship and the Rule of Law. Dr. Britell has also served as a member of the board of directors of West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp. Dr. Britell was named the 2011 Director of the Year by the National Association of Corporate Directors. She was also named one of six outstanding directors for 2011 by the Outstanding Directors Exchange, a division of the Financial Times. In early 2012, Dr. Britell was elected a member of the Council on Foreign Relations.

José B. Alvarez became a director of the Company in January 2009. Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Mr. Alvarez also serves as a director of The TJX Companies, Inc. and previously as a director of Church & Dwight Co., Inc. He holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

Bobby J. Griffin became a director of the Company in January 2009. From March 2005 to March 2007, he served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He also serves as a director of Hanesbrands Inc. and WESCO International, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister is Of Counsel at the law firm Husch Blackwell. Before joining Husch Blackwell in May 2014, Ms. McAllister had been a partner in the law firms of Williams Mullen from 2012 to 2014, Blank Rome LLP from 2010 to 2012 and LeClairRyan from 2007 to 2010. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development and has served in senior positions in the U.S. House of Representatives. Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company. Additionally, she previously chaired the National Women’s Business Center. Ms. McAllister is a member of the Council on Foreign Relations and a fellow to the National Academy of Public Administration. She has also served on the Advisory Board of the African Development Foundation and has been appointed Secretary to the Virginia State Board of Elections.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served as chairman of Pacific DataVision, Inc. (“PDV”) since August 2004. PDV is a telecommunications company that provides two-way radio services and software applications. He has also been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, Inc., a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche LLP.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals, Inc. He also served as a vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990, and as a staff auditor and audit manager at the accounting firm of Arthur Andersen & Co. Mr. McKinney was assistant dean of the Ira A. Fulton College of Engineering and Technology at Brigham Young University from November 2006 to January 2008.

Jason D. Papastavrou, Ph.D. became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management and at Deutsche Asset Management. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering and is the author of numerous academic publications. He is also a director of XPO Logistics, Inc., one of the largest and fastest growing providers of transportation logistics services in North America.

Filippo Passerini became a director of United Rentals in January 2009. Mr. Passerini is an Operating Executive in U.S. Buyouts at Carlyle Group. Prior to joining Carlyle Group, he served as Procter & Gamble Company’s Group President, Global Business Services (GBS) and Chief Information Officer (CIO), positions he has held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the Procter & Gamble organization, he oversaw over 170 distinct services in 70 countries and led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world. Mr. Passerini is also a Director of Greatbatch, Inc. Since 2015, Mr. Passerini has also served as a director of Poste Italiane SpA, an Italian company that provides postal and infrastructure services. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

Donald C. Roof became a director of the Company on April 30, 2012, in connection with the acquisition of RSC Holdings Inc. (“RSC”). Mr. Roof served as a Director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc. (“Joy”), a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999. Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

Keith Wimbush became a director of the Company in April 2006. Mr. Wimbush most recently served as executive vice president and head, legal search practice, of Seiden Krieger Associates, Inc., an executive search firm, from February 2013 to July 2014. Before joining Seiden Krieger, Mr. Wimbush served as executive vice president and North American head of legal of DHR

International, another executive search firm, since April 2011. From 2010 to 2011, he was a managing director of Executive Search Services International, LLC. From 2003 until 2005, Mr. Wimbush was with Korn/Ferry International, where he served as a senior client partner and was also co-practice leader of the firm’s legal specialist group. From 1997 until 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc. and predecessor companies. Mr. Wimbush holds a Juris Doctor from Harvard Law School.

See “Corporate Governance Matters—Board Consideration of Director Qualifications” for additional information regarding the specific experience, qualifications, attributes and skills of the directors named herein that led the Board to conclude that each such director should serve as a director of the Company.

BOARD MATTERS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney, Passerini, Roof and Wimbush to stand for re-election at the annual meeting.

Meetings of the Board and its Committees

During 2015, the Board met six times. During 2015, each then-current member of the Board attended 100% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee.

Committees of the Board

The following table summarizes the current composition of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Strategy Committee. Our Chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee
José B. Alvarez			X	X
Bobby J. Griffin	X			Chairman
Michael J. Kneeland				X
Singleton B. McAllister		X		X
Brian D. McAuley			Chairman
John S. McKinney	X		X
Jason D. Papastavrou	Chairman
Filippo Passerini	X	X
Donald C. Roof	X	X
Keith Wimbush		Chairman	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2015, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document, and other committee charters, on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purposes of the Audit Committee are to:

•	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

•	assist the Board in overseeing the Company’s enterprise-wide risk management practices including (i) the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and (ii) the risk management infrastructure established by management to manage such risks, in order to effectively support the Company’s strategic and operational objectives while maintaining the Company’s sound financial condition; and

•	prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Dr. Papastavrou and Messrs. Griffin, McKinney, Passerini (since December 1, 2015) and Roof. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Griffin, McKinney and Roof and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

Upon the recommendation of the Nominating and Corporate Governance Committee and approval of the Board, effective as of December 1, 2015, the Risk Management Committee was combined with the Audit Committee.

Prior to the committees being combined, the members of the Risk Management Committee were Dr. Papastavrou and Messrs. Griffin, McKinney and Passerini. In 2015, the Risk Management Committee met two times.

In 2015, the Audit Committee met seven times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation, (ii) oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation and (iii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Messrs. Wimbush, Passerini (since December 1, 2015) and Roof and Ms. McAllister. Mr. McAuley was a member of the Compensation Committee until December 1, 2015. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2015, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE.

The general responsibilities of the Nominating and Corporate Governance Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating and Corporate Governance Committee are Messrs. McAuley, Alvarez, McKinney (since December 1, 2015) and Wimbush. Ms. McAllister and Mr. Passerini were members of the Nominating and Corporate Governance Committee until December 1, 2015. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

In 2015, the Nominating and Corporate Governance Committee met two times.

Strategy Committee

Pursuant to its charter, the Strategy Committee assists the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making.

The current members of the Strategy Committee are Messrs. Griffin, Alvarez and Kneeland and Ms. McAllister (since December 1, 2015). Messrs. Passerini and Roof were members of the Strategy Committee until December 1, 2015.

In 2015, the Strategy Committee met three times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Audit Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Audit Committee (and previously the Risk Management Committee), ERM Council and senior management also devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, continuously testing defenses and engaging experts.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All of our current directors attended the 2015 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Business Conduct

We have adopted a Code of Business Conduct for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Business Conduct or waivers from any provision of the Code of Business Conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that an independent Chairman is better able to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight, and to ensure the efficient use and accountability of resources. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•	an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•	part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our corporate governance guidelines, which are more stringent than NYSE rules in this regard. Ten of our eleven current directors have been determined by the Nominating and Corporate Governance Committee and the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Bobby J. Griffin; Singleton B. McAllister; Brian D. McAuley; John S. McKinney; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Keith Wimbush. In addition, the Board has determined that each of these directors also meets the categorical independence standards described above. Pierre E. Leroy and James H. Ozanne, who resigned from the Board in 2015, were also determined by the Nominating and Corporate Governance Committee and the Board to be independent under those criteria. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated, but which are not material to the Company, the directors or the companies with which the directors are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the Nominating and Corporation Governance Committee and the Board took into account the fact that Filippo Passerini is currently an Operating Executive at The Carlyle Group, an investment manager with, as of December 31, 2015, $183 billion in assets under control across 126 funds and 160 funds of funds. Because of the size of The Carlyle Group and the nature of its business, The Carlyle Group has ownership in certain entities with which the Company made purchases or sales. In all instances, the amount of payments made and received by each entity represented less than $1 million. The Board and the Committee believe that all of these transactions and relationships during fiscal year 2015 were on arm’s-length terms that were reasonable and competitive and the directors did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

In addition, until June 2015, Mr. Passerini served as an officer on special assignment to the President and CEO of The Procter & Gamble Company and also served as president of Procter & Gamble’s global business services organization and chief information officer. Procter & Gamble rented equipment from the Company for which the Company received monetary compensation in 2015. Mr. Passerini was not involved in the decision by Procter & Gamble to use the Company’s services. The Board determined that the foregoing relationship was an immaterial relationship given that Mr. Passerini had no involvement in the procurement decision and the amounts paid by Procter & Gamble to the Company represent less than $1 million and substantially less than 1% of Procter & Gamble’s annual revenues and substantially less than 1% of the Company’s annual revenues.

Board Consideration of Director Qualifications

In addition to the independence matters described above, the Board considered the specific experience, qualifications, attributes and skills of the directors named herein and concluded that based on the aforementioned factors, and including each director’s integrity and collegiality, such directors should serve as directors of the Company. Although each director offers a multitude of unique and valuable skills and attributes, including a demonstrated business acumen and an ability to exercise sound judgment, the Board identified the following specific experience, qualifications, attributes and skills that led the Board to conclude that such persons should serve as directors.

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials in business and as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing.

Dr. Britell has served in senior management positions with both public and private companies, including GE Capital, where she was executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. She also has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices.

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 30 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

Ms. McAllister has served as the general counsel of the United States Agency for International Development and currently is Of Counsel at the law firm Husch Blackwell. With her vast legal experience, she serves as an important resource to the Board with regard to legal and regulatory matters. Like other Board members, Ms. McAllister’s service on other public company boards serves as an important benefit by providing the Company a broad perspective at the Board level.

Mr. McAuley brings business leadership skills to the Board from his career in the telecommunications and manufacturing industries, including through his tenure as chairman of Pacific DataVision, Inc. and senior executive positions at Nextel Communications, Inc. and Imagine Tile, Inc. In addition, as a co-founder of Nextel Communications, Inc., Mr. McAuley has also exhibited valuable entrepreneurial abilities. Furthermore, he has extensive financial and accounting experience as a result of his past positions as chief financial officer and controller at public and private companies and as a manager at the accounting firm Deloitte & Touche LLP.

Mr. McKinney has significant accounting and finance experience unique to the Company and its industry as a result of his past positions as vice president—finance of the Company, chief financial officer and controller of U.S. Rentals Inc., and as a staff auditor and audit manager at the accounting firm Arthur Andersen & Co.

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance and risk-related matters.

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of technology and the global retail industry through his various senior level positions with Procter & Gamble, including Chief Information Officer, for more than 33 years. Mr. Passerini has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey.

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of other public companies.

Mr. Wimbush has gained significant legal experience through his formal legal training at Harvard Law School, as well as his subsequent positions in the legal department of Diageo North America, Inc. and as an adjunct professor of law at Thomas Cooley Law School. He complements his legal experience with experience gained through his former positions with Korn/Ferry International, DHR International and most recently as executive vice president and head, legal search practice, with Seiden Krieger Associates.

Executive Sessions of the Board

Our corporate governance guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. The purpose of executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other officers as is appropriate, based upon the matters discussed at such meetings.

Director Nomination Process

General

The Board has established the Nominating and Corporate Governance Committee, as described above. The responsibilities of this Committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

Process for Identifying and Evaluating Candidates

The Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Committee deems appropriate. The Committee may also engage a search firm to assist in identifying director candidates. The Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the Committee evaluates the entirety of each candidate’s credentials. In accordance with our corporate governance guidelines, the Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the

Board is implemented through the Committee’s standard evaluation process. In particular, the Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Committee’s assessment.

The 11 nominees for election as directors at the 2016 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Singleton B. McAllister, who has been a director since April 2004; Brian D. McAuley, who has been a director since April 2004; John S. McKinney, who has been a director since September 1998; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Keith Wimbush, who has been a director since April 2006. Each of these directors is standing for re-election at the annual meeting. In making its recommendation to the Board, the Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s corporate governance guidelines, each director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Committee, please send your recommendation to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2017 annual meeting must be received by our corporate secretary after January 3, 2017 but on or before February 2, 2017 (unless the 2017 annual meeting is not scheduled to be held within the period between April 3, 2017 and June 2, 2017, in which case our by-laws prescribe an alternate deadline). You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders. See “Other Matters—Stockholder Proposals for the 2017 Annual Meeting.”

Board Refreshment and Director Tenure

Board composition and refreshment is a priority for the Company. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company; however, we are also cognizant of the need to maintain a balanced mix of tenures.

We recognize that our average director tenure increased due to the unexpected departures of two of our newer directors in 2015. Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on our record of board diversity and bring fresh perspectives to the boardroom. Accordingly, in addition to commencing a robust self-evaluation of its members, our Board has engaged an independent consulting and search firm to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead and grow our business. This CD&A outlines our 2015 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board arrived at its compensation decisions for our 2015 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Michael Kneeland	President and Chief Executive Officer
William Plummer	Executive Vice President and Chief Financial Officer
Matthew Flannery	Executive Vice President and Chief Operating Officer
Dale Asplund	Senior Vice President, Business Services and Chief Information Officer
Jonathan Gottsegen(1)	Senior Vice President, General Counsel and Corporate Secretary

(1) Mr. Gottsegen resigned from the Company on January 21, 2016.

Executive Summary

2015 Business Highlights

Despite significant headwinds, principally from the upstream oil and gas sector, a weak Canadian economy, an unfavorable foreign exchange rate, and industry over-fleeting, the Company reported record results for 2015. Our total revenue of $5.82 billion, adjusted EBITDA(1) of $2.83 billion, and adjusted EBITDA margin of 48.7% were the highest in our history. In addition, we generated record free cash flow(2) of $919 million. Economic profit improvement (“EPI”)(3) declined by $13 million year-over-year, reflecting a mixed operating environment, although we succeeded in holding return on invested capital (“ROIC”)(4) constant year-over-year at 8.8%. The Company also had its safest year yet, achieving its lowest recordable incident rate.

(1)	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s Form 10-K for the year ended December 31, 2015.

(2)	Free cash flow is a non-GAAP financial measure, as defined on page 38 of the Company’s Form 10-K for the year ended December 31, 2015.

(3)	EPI is a non-GAAP financial measure that measures the year-over-year change in the spread between ROIC and the Company’s Weighted Cost of Capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. For this purpose, we assumed a constant Weighted Cost of Capital of 10%.

(4)	ROIC is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% is used to calculate after-tax operating income.

Much of this success can be attributed to the skilled implementation of our business strategy by our senior management and Board of Directors (the “Board”) to deliver long-term value to stockholders. The discipline and deep experience of our leadership team enabled us to effectively manage the business for improved profitability through uncertain macroeconomic and industry environments. The chart below shows the total cumulative three-year return of the Company’s stock compared with the S&P 500 and the Company’s 2015 Executive Compensation Peer Group (as defined on page 34) since December 31, 2012.

2015 Incentive Compensation At-A-Glance

Despite our strong performance in 2015, we underachieved against our internal business plan. As a result, the funding for both our Annual Incentive Compensation Plan (“AICP”) and our Long-Term Incentive Plan (“LTIP”) was below target and well below the prior year. This is largely attributable to the combination of the external factors described above and the plans’ performance goals, which are intended to be challenging each year. Annual bonuses were earned at 54.1% of target, and LTIP awards were earned at 55.7% of target. For details, please refer to “The 2015 Executive Compensation Program in Detail” section starting on page 35.

About the Performance Metrics in Our Incentive Plans

As a capital intensive business, the performance metrics utilized in our AICP and LTIP are intended to align management’s interests with those of our stockholders by rewarding profitable growth and returns above our cost of capital, which are best measured by EPI. Accordingly, we use EPI in both the AICP and LTIP. The AICP focuses on adjusted EBITDA and EPI while the LTIP focuses on total revenue and EPI. Additionally, to reinforce the importance of returns on capital, we also employ an incentive multiplier linked to achieving stretch ROIC goals.

2015 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation. The CEO’s compensation, in particular, has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company.

As shown below, the significant majority of NEO pay continues to be variable (88% for the CEO and an average of 71% for our other NEOs) based upon actual fiscal year 2015 compensation.

2015 “Say on Pay” Results

At the Company’s 2015 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 98% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as an affirmation of our current program and our approach to making compensation decisions.

Summary of Our Executive Compensation Practices

What We Do		What We Don’t Do
•	Heavy emphasis on variable (“at-risk”) compensation	•	No significant perquisites
•	Stock ownership guidelines supported by net share retention requirements	•	No supplemental executive retirement plans
•	Double-trigger equity vesting upon a change in control	•	No history of re-pricing equity awards
•	Clawback contract provisions and anti-hedging/pledging policy	•	No tax assistance
•	Engage an independent compensation consultant	•	No tax gross-ups

What Guides Our Program

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. This philosophy is supported by three pillars: stockholder alignment, market competitiveness and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

•   Align the interests of executives to those of our stockholders through equity compensation that correlates with long-term stockholder value

•   Make efficient use of equity-based compensation

•   Encourage significant management ownership and retention of our common stock

•   Attract, retain and motivate a leadership team capable of maximizing the Company’s performance

•   Set target total direct compensation at competitive levels

•   Be competitive with the programs of companies with which the Company competes for talent

•   Link substantial portions of compensation to Company, business unit and individual performance

•   Reward the appropriate balance of short- and long-term financial and strategic business results

•   Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation (TDC)

Our compensation philosophy is supported by the following principal elements of pay:

TDC Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (AICP)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (LTIP)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2015 Target Total Direct Compensation

The following table shows the 2015 target TDC opportunity for each of the NEOs. The Committee determined the annual base salaries (effective as of April 1, 2015) and target incentive opportunities in the first quarter of 2015.

NEO	Target TDC(1)			Total
	Base Salary(2)	Target AICP	Target LTIP
Michael Kneeland	$950,000	$1,425,000	$6,250,000	$8,625,000
William Plummer	$582,400	$524,160	$1,500,000	$2,606,560
Matthew Flannery	$582,400	$524,160	$1,500,000	$2,606,560
Dale Asplund	$508,372	$406,698	$1,000,000	$1,915,070
Jonathan Gottsegen	$436,800	$349,440	$500,000	$1,286,240

(1)	The amounts in this table differ from the amounts determined under SEC rules as reported for 2015 in the Summary Compensation Table set forth on page 46. The above table is not a substitute for the Summary Compensation Table set forth on page 46.

(2)	Annual base salaries were effective as of April 1, 2015, other than for Mr. Kneeland, whose base salary has not increased since October 22, 2012.

Our Decision-Making Process

The Role of the Compensation Committee

The Committee oversees the executive compensation program for our NEOs and is made up of independent, non-employee members of the Board. The Committee works very closely with management and its independent consultant to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which may be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs is fair, reasonable and competitive, provides an appropriate balance of base pay and short- and long-term incentives and does not cause unnecessary risk-taking.

The Role of Management

Management has two key responsibilities with respect to the executive compensation program:

•	Develop proposals regarding program design and administration for the Committee’s review and approval. The CEO, CFO and senior vice president of human resources consider the business strategy, key operating goals, economic environment and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

•	Make recommendations for compensation actions each year. The CEO, CFO and senior vice president of human resources consider market data, individual responsibilities, contributions, performance and capabilities of each of the NEOs and what compensation arrangements they believe will drive desired results and behaviors (the CEO and CFO do not participate in such discussions on their own pay). These considerations are used to determine if any change in compensation or award is warranted and the amount and type of any proposed change or award. After consulting with the senior vice president of human resources, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations, considers input from its independent compensation consultant, and then either approves or suggests changes to the proposal or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2015, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer certifying its independence. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As compensation consultant, Pearl Meyer generally reviews, analyzes and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of those programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2015, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer reports directly to the Committee and regularly attends Committee meetings. Pearl Meyer also responds on a regular basis to questions from members of the Committee and provides them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

In 2015, Meridian Compensation Partners was engaged to provide additional support and analysis to management with respect to executive compensation.

The Role of Benchmarking and the Executive Compensation Peer Group

We compete with companies across multiple industries for top executive-level talent. To this end, the Committee regularly evaluates industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive.

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2015 target compensation levels for the NEOs, the Company used the Executive Compensation Peer Group detailed below. The 2015 target annual TDC opportunities, consisting of base salary, target AICP, and annual long-term incentive awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.
Avis Budget Group, Inc.	Republic Services, Inc.
Cintas Corporation	Ryder System, Inc.
Fastenal Company	Trinity Industries, Inc.
Harsco Corporation	Waste Management, Inc.
Hertz Global Holdings, Inc.	WESCO International, Inc.
J.B. Hunt Transport, Inc.	W.W. Grainger, Inc.

Peer Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$8,191	$12,169	$16,958
50th	$5,117	$6,370	$8,752
25th	$3,586	$4,474	$6,263

URI(2)	$5,550	$9,176	$16,174
% Rank	53%	63%	72%

(1)	As presented to the Committee in May 2014. Market-based metrics are as of March 2014 and financial-based metrics are as of the end of each company’s then most recent quarter.

(2)	United Rentals’ annual revenue is estimated 2014 revenue as of March 2014 and does not reflect actual results. United Rentals’ market-based metrics are as of March 2014.

As part of its annual process, in May 2015, Pearl Meyer also reviewed the Executive Compensation Peer Group for appropriateness based on a variety of factors, including: similarities in revenue levels and size of market capitalization and enterprise value, similarities to the industries in which we operate, the overlapping labor market for top management talent and our status as a publicly traded, U.S.-based company. As a result of this review, the Committee determined that the following changes to the Executive Compensation Peer Group were appropriate to align it with United Rentals’ current profile and anticipated growth, and were appropriate for the determination of the appropriate target compensation levels for 2016:

Changes	Companies
Removals	• Applied Industrial Technologies, Inc. • Harsco Corporation • Fastenal Company
Additions	• HD Supply Holdings, Inc. • Pitney Bowes Inc.

The 2015 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential and tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April. For 2015, the Committee determined the appropriate annual base salary rate for each NEO as follows:

NEO	2014	2015	% Increase
Michael Kneeland	$950,000	$950,000	0%
William Plummer	$560,000	$582,400	4%
Matthew Flannery	$560,000	$582,400	4%
Dale Asplund	$490,000	$508,372	3.75%
Jonathan Gottsegen	$416,000	$436,800	5%

During the first quarter of 2016, based on the annual review, the Committee determined to increase base salaries for Messrs. Plummer, Flannery and Asplund by $17,472, $17,472 and $15,251, respectively, effective April 1, 2016. Mr. Kneeland’s base salary was not increased, and has not increased since October 22, 2012.

2015 Annual Incentive Compensation Plan (AICP)

AICP At-A-Glance

2015 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary, and are established based on the NEO’s level of responsibility and his ability to impact overall results. The Committee also considers market data in setting target award amounts. Target award opportunities for 2015 were as follows:

NEO	Target AICP (as a % of Base Salary)
Michael Kneeland	150%
William Plummer	90%
Matthew Flannery	90%
Dale Asplund	80%
Jonathan Gottsegen	80%

Funding Levels and Results

The chart below shows the 2015 goals set for adjusted EBITDA and EPI, as well as actual results. Adjusted EBITDA and EPI were weighted equally. In light of the Company’s strong performance in a challenging business environment and to maintain a competitive level of compensation, the Committee took into account 2015 EPI results achieved below the 50% threshold when determining actual performance.

Payout Level	% of Target	2015 Performance Metrics ($M)
		Adjusted EBITDA (50% weighting)(1)	EPI (50% weighting)(1)
Maximum	150%	$3,153	$100
Target	100%	$3,033	$65
Threshold	50%	$2,793	$5
Below Threshold	37.5%	N/A	$(10)
Actual(1)(2)		$2,852	$0
		62.3% of Target	45.8% of Target
Earned Amount		54.1% of Target

(1)	The Committee determined to adjust the adjusted EBITDA and EPI results to normalize for the foreign exchange rate impact (resulting in improved results for 2015). This normalization will be built into our performance metrics going forward.

(2)	The actual percent of target achieved for performance between the established levels is calculated based on straight line interpolation.

For 2015, the AICP also included a multiplier based on ROIC (excluding goodwill from the denominator), which provided for a maximum upside opportunity of 225% of target. Achievement of ROIC above 12.75% would result in applying a multiplier ranging from 1 to 1.5 to the amount otherwise earned, calculated based on straight line interpolation with the multiplier rounded down rather than applied at an amount beyond the first decimal point (e.g., if ROIC performance would extrapolate to a 1.27 multiplier, the multiplier would be rounded down to 1.2). No multiplier was achieved for 2015.

Individual Performance Adjustment

Once the initial level of incentive funding is determined based on the achievement of adjusted EBITDA, EPI and ROIC as described above, the Committee may determine to adjust each NEO’s funding level by 90% to 110% based on the achievement of individual performance goals. The Committee retains discretion to further adjust the award downward or upward based on their overall assessment of performance.

To assess individual performance, the Committee selected qualitative goals tied to key strategic initiatives, as well as each NEO’s respective areas of responsibility. For Messrs. Kneeland, Plummer and Flannery, the Committee selected individual discretionary goals tied to: branch productivity; safety performance; recruitment of diverse employees; and customer service at our branch operations, none of which are dispositive or individually weighted.

For Mr. Asplund, key individual goals were tied to: increased efficiency in fleet management; credit and collections improvements; efficient use of shared services; and information and technology matters, none of which are dispositive or individually weighted. For Mr. Gottsegen, key goals were tied to: assisting field operations; coordination of board activities; corporate governance matters; reduction in legal expenses; progress in litigation management; compliance; securities and other regulatory filings; assisting with finance and business development matters; and maintaining books and records, none of which are dispositive or individually weighted.

2015 AICP Pay Outcomes

Based on the above adjusted EBITDA, EPI and ROIC results, the funding of the annual incentive amounts was set at 54.1% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to the NEO.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts up to 100% of an NEO’s initial funding level were generally delivered 50% in cash and 50% in vested shares of the Company’s common stock for 2015. The following table lists the actual awards and bonuses paid to the NEOs in 2015. Mr. Gottsegen did not receive a 2015 annual incentive payment due to his resignation from the Company in January 2016.

NEO	Actual Payout (As a % of Funded Amount)	Actual Payout ($)
		Cash(2)	Vested Shares(2)
Michael Kneeland	100%	$385,463	$385,463
William Plummer(1)	100%	$155,964	$127,607
Matthew Flannery	100%	$141,786	$141,786
Dale Asplund(1)	110%	$145,215	$96,810
Jonathan Gottsegen	N/A	$0	$0

(1)	For Messrs. Plummer and Asplund, who elected to defer a portion of their annual incentive payment under the Executive Nonqualified Excess Plan (discussed on page 42), the 50% cash and 50% stock split is applied to the non-deferred portion of their earned amount (and the deferred portion is shown in the cash column in the table above).
(2)	Amounts rounded to the nearest dollar.

As discussed below under “Stock Ownership Guidelines,” the NEOs are required to hold between one and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, the NEOs must retain 50% of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company, including the shares paid in respect of their 2015 annual incentives.

Long-Term Incentives (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of stockholders. In 2015, the Company granted equity compensation under our Second Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”) as follows:

Performance-based RSUs are earned and vest only when a specified performance level is achieved. Time-based RSUs vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s RSUs have not earned any dividend equivalents.

2015 Target Award Grants

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to performance-based RSUs and time-based RSUs, and the NEO’s position within the Company. The actual number of RSUs (both performance-based and time-based) granted is calculated by dividing the dollar value of the target award by the closing price of the Company’s stock on the equity award grant date. The table below shows the target awards awarded for fiscal 2015 for each of the NEOs:

NEO	Target Number of RSUs
	2015 Performance-Based RSUs (1)	2015 Time-Based RSUs (2)
Michael Kneeland	57,438	14,360
William Plummer	12,062	5,170
Matthew Flannery	12,062	5,170
Dale Asplund	8,041	3,447
Jonathan Gottsegen	4,825	2,068

(1)	Performance-based RSUs vest in one-third increments on each anniversary of the grant date, subject to the satisfaction of the performance criteria described below.

(2)	Time-based RSUs vest in one-third increments on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of grant.

A Closer Look at Performance-Based RSUs

Performance-based RSUs measure year-over-year performance over the course of a three-year period, rather than a single measurement at the end of three years, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ performance-based RSUs are eligible to vest each year, in an amount ranging from 0% to 300% of target, based on achievement of annual performance metrics and subject to the NEO’s continued employment through year-end. We measure performance annually because we operate in a highly-cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

For 2015, the Committee selected total revenue and EPI as the performance metrics. The chart below shows the performance goals set for total revenue and EPI, as well as actual results. Total revenue and EPI were weighted equally. Consistent with our program structure, these metrics applied to the first tranche of performance-based RSUs awarded in 2015, the second tranche of performance-based RSUs awarded in 2014 and the third tranche of performance-based RSUs awarded in 2013. Consistent with the annual incentive decisions made under the AICP, the Committee took into account 2015 EPI results achieved below the 50% threshold when determining actual performance.

Payout Level	% of Target	2015 Performance Metrics ($M)
		Total Revenue (50% weighting)(1)	EPI (50% weighting)(1)
Maximum	200%	$6,358	$100
Target	100%	$6,158	$65
Threshold	50%	$5,758	$5
Below Threshold	37.5%	N/A	$(10)
Actual(1)(2)		$5,883	$0
		65.6% of Target	45.8% of Target
Earned Amount		55.7% of Target

(1)	The Committee determined to adjust the total revenue and EPI results to normalize for the foreign exchange rate impact (resulting in improved results for 2015). This normalization was achieved by comparing actual exchange rates to planned exchange rates and will be built into our performance metrics going forward.

(2)	The percent of target achieved for performance between the established levels is calculated based on straight line interpolation.

Performance-based RSUs are also subject to a multiplier based on ROIC (excluding goodwill from the denominator), which provides for a maximum upside opportunity of 300% of target. Achievement of ROIC above 12.75% would result in applying a multiplier ranging from 1 to 1.5 to the amount otherwise earned, calculated based on straight line interpolation with the multiplier rounded down, rather than applying at an amount beyond the first decimal point (e.g., if ROIC performance would extrapolate to a 1.27 multiplier, the multiplier would be rounded down to 1.2). No multiplier was achieved for 2015.

2015 LTIP Outcomes

Based on the above performance results, the Committee determined that 55.7% of the target performance-based RSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2016. Because the terms of the NEOs’ PRSU awards did not permit the EPI adjustment and foreign exchange rate normalization discussed above, those awards were forfeited and the 2015 long-term incentive payouts for the NEOs took the form of new grants of an equivalent number of shares of the Company’s common stock made in the first quarter of 2016, so as to put the NEOs in the same position as all of the other LTIP participants. Mr. Gottsegen’s earned LTIP award was settled in cash rather than shares due to his resignation from the Company in January 2016.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other officers with a title of vice president and above:

Title	Multiple of Base Salary
CEO	6.0x
CFO and COO	3.0x
Vice Presidents	1.0x

Shares that count towards meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or to 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company. Each of the NEOs had satisfied the stock ownership guidelines when their holdings were measured as of March 2016 (other than Mr. Gottsegen, who resigned from the Company in January 2016 and therefore was not included in the evaluation).

Anti-Hedging Policy; Anti-Pledging Policy

The Company prohibits transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. On an annual basis, we also ask our directors and executive officers to identify any shares of Company common stock pledged in a margin brokerage account or otherwise used as collateral to support a borrowing. In response, no such directors or executive officers reported any shares pledged for such purpose in 2015. Further, in 2016, we amended our insider trading policy to prohibit the pledging of Company stock, including use as collateral for a margin loan, by directors, officers, employees and consultants of the Company and its subsidiaries.

Clawback

We include “clawback” provisions in our NEOs’ employment agreements and equity award agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory” restatements that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. For all RSU and stock option awards since 2009, including both time-based and performance-based RSUs, the award forms include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement: actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with the NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns with “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Kneeland would receive 450% of his base salary paid over a two-year period; Mr. Plummer would receive 190% of his base salary paid over a one-year period; Mr. Flannery would receive 380% of his base salary paid over a two-year period; Mr. Asplund would receive 100% of his base salary paid over a one-year period and Mr. Gottsegen would receive 180% of his base salary paid over a one-year period. The Company also typically provides each NEO with COBRA continuation coverage for a 12 to 18 month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.” All RSUs and stock options granted to each of the NEOs since 2011 provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a change in control as described below. Upon a termination as a result of death or permanent disability, a pro rata portion of the awards vest, based on the number of days between the beginning of the applicable performance period and the date of termination. For awards made beginning in 2015, upon a termination as a result of retirement, time-based RSUs will vest and be delivered on the normal settlement schedule, and performance-based RSUs will vest based on actual performance for the full performance period and be delivered on the normal settlement schedule. For the NEOs other than Mr. Kneeland, retirement requires (1) attainment of age 60, (2) age plus years of continuous service equal to at least 70 and (3) at least one year’s prior written notice of retirement. For Mr. Kneeland, retirement treatment is only available for grants outstanding for at least six months prior to retirement and requires attainment of age 65.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at the target level, only if there is also a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at their target level, upon the change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs; for Mr. Kneeland, effective August 22, 2008, for Mr. Plummer, effective December 1, 2008, for Mr. Flannery, effective March 12, 2010, for Mr. Asplund, effective April 28, 2008, and for Mr. Gottsegen, effective February 2, 2009.

The employment agreements generally provide that the NEOs are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon termination of employment or a change in control of the Company, the employment agreements provide for the benefits described above under

“Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for two-year (one-year for Messrs. Plummer and Gottsegen) non-compete and non-solicit restrictions.

Indemnification Agreements

We have entered into indemnification agreements with the NEOs. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plans

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, and independent contractors of the Company to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2015.

Retirement Benefits

The Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2015 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to participate in an Executive Wellness Program.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when they are traveling for work-related matters.

Tax and Accounting Considerations

When it reviews compensation matters, the Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest-paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” (as defined under applicable tax regulations) is deductible. The Committee considers these requirements when designing compensation programs for our NEOs.

Both the AICP and the 2010 LTIP are designed to allow for the issuance of awards that satisfy the “performance-based compensation” exception under Section 162(m). These plans operate separately and each permits payment in both cash and stock-based awards, so as to maximize the Company’s flexibility to award deductible compensation while maintaining a pay structure consistent with our compensation philosophy. In the first quarter of 2015, the Committee established performance criteria and set .3% of adjusted EBITDA (defined as set forth on page 24 of the Company’s Form 10-K for the year ended December 31, 2015) as the Section 162(m)-compliant maximum for the aggregate amount of incentives awarded to the NEOs under the AICP for the 2015 performance period. This limit does not serve as a basis for the Committee’s compensation decisions for our NEOs, but rather provides for the maximum amount of tax-deductible incentive compensation that the Committee can award to the NEOs under the AICP (which, for 2015, included the new share grants described on page 39), with the Committee retaining the discretion to pay less than the maximum. Once the maximum amount was established, actual award levels were determined based on achievement under the Company’s 2015 incentive program.

Although the Company has plans that permit the award of deductible compensation under Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation in its discretion to the extent reasonably practicable and consistent with its other compensation objectives. In certain situations, the Committee may in its discretion approve compensation that will not meet these requirements when it determines that such payments are in the best interests of the Company and our stockholders, such as to ensure competitive levels of total compensation for the NEOs or for other reasons.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2015, the Committee considered both risk mitigators—elements of the executive compensation architecture that assist in mitigating excessive risk—and risk aggravators—elements of the compensation architecture that potentially encourage risk-taking. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts and an effective balance of cash and equity compensation. In performing its assessment, the Committee took into account the annual risk review of the Company’s compensation programs by the Enterprise Risk Management Council comprised of senior representatives from field operations and from each of the primary corporate functions.

The Enterprise Risk Management Council reviews the Company’s compensation policies and practices annually to ensure that they appropriately balance short- and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2015, we concluded that our compensation program does not encourage excessive risk-taking. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this proxy statement.

THE COMPENSATION COMMITTEE

L. Keith Wimbush, Chairman

Singleton B. McAllister

Filippo Passerini

Donald C. Roof

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)(4)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Michael Kneeland	2015	950,000(7)	—	6,353,954(4)	—	770,925(5)	3,000	8,077,879
President and	2014	950,000	—	5,555,756	—	1,894,063	3,000	8,402,819
Chief Executive Officer	2013	950,000	—	3,742,819	1,187,500	1,136,556	3,000	7,019,875
William Plummer	2015	576,800(8)	—	1,372,779(4)	—	283,571(5)	3,000	2,236,150
Executive Vice	2014	551,221	—	1,219,938	—	803,880	3,000	2,578,039
President and Chief	2013	523,044	—	988,745	312,500	454,680	3,000	2,281,969
Financial Officer
Matthew Flannery	2015	576,800(9)	—	1,372,779(4)	—	283,571(5)	3,000	2,236,150
Executive Vice	2014	548,668	—	1,219,938	—	803,880	3,000	2,575,486
President and Chief	2013	513,519	—	956,477	312,500	446,626	3,000	2,232,122
Operating Officer
Dale Asplund	2015	503,779(10)	—	956,418(4)	—	242,025(5)	3,000	1,705,222
Senior Vice President,	2014	479,343	—	963,885	—	667,205	3,000	2,113,433
Business Services and	2013	436,801	—	612,070	—	400,000	3,000	1,451,871
Chief Information Officer
Jonathan Gottsegen	2015	431,600(11)	—	603,953(4)	—	148,293(5)	3,000	1,186,846
Senior Vice President,	2014	411,631	—	616,713	—	482,560	3,000	1,513,904
General Counsel and	2013	393,569	—	474,178	—	312,640	3,000	1,183,387
Corporate Secretary

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards or option awards, as applicable, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)	Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Compensation Committee and communicated to the employee. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs subject to performance vesting in years 2016 and 2017 have not been expensed and are therefore not included in the table above.

(3)	Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and performance-based RSUs. The aggregate grant date fair value of performance-based RSUs granted on March 10, 2015 as determined under applicable accounting rules, which represents the first tranche of the performance-based RSUs awarded in 2015, the second tranche of the performance-based RSUs awarded in 2014 and the third tranche of the performance-based RSUs awarded in 2013, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Kneeland is $5,103,916 (representing 21,074 RSUs awarded in 2013, 18,412 RSUs awarded in 2014 and 19,146 RSUs awarded in 2015), for Mr. Plummer is $922,730 (representing 3,099 RSUs awarded in 2013, 3,480 RSUs awarded in 2014 and 4,021 RSUs awarded in 2015), for Mr. Flannery is $922,730 (representing 3,099 RSUs awarded in 2013, 3,480 RSUs awarded in 2014 and 4,021 RSUs awarded in 2015), for Mr. Asplund is $656,357 (representing 2,492 RSUs awarded in 2013, 2,367 RSUs awarded in 2014 and 2,681 RSUs awarded in 2015) and for Mr. Gottsegen is $423,934 (representing 1,973 RSUs awarded in 2013, 1,289 RSUs awarded in 2014 and 1,608 RSUs awarded in 2015). At the maximum level of performance, the grant date fair value for Mr. Kneeland is $15,311,747 (representing 63,222 RSUs awarded in 2013, 55,236 RSUs awarded in 2014 and 57,438 RSUs awarded in 2015), for Mr. Plummer is $2,768,190 (representing 9,297 RSUs awarded in 2013, 10,440 RSUs awarded in 2014 and 12,063 RSUs awarded in 2015), for Mr. Flannery is $2,768,190 (representing 9,297 RSUs awarded in 2013, 10,440 RSUs awarded in 2014 and 12,063 RSUs awarded in 2015), for Mr. Asplund is $1,969,071 (representing 7,476 RSUs awarded in 2013, 7,101 RSUs awarded in 2014 and 8,043 RSUs awarded in 2015) and for Mr. Gottsegen is $1,271,801 (representing 5,919 RSUs awarded in 2013, 3,867 RSUs awarded in 2014 and 4,824 RSUs awarded in 2015).

(4)	Includes the following amounts of performance-based RSUs that were granted in 2015 but did not pay out because the threshold performance metrics were not achieved for 2015: Mr. Kneeland, $5,103,916; Mr. Plummer, $922,730; Mr. Flannery, $922,730; Mr. Asplund, $656,357; Mr. Gottsegen, $423,934. As discussed in the CD&A under “The 2015 Executive Compensation Program in Detail—2015 LTIP Outcomes,” the Committee adjusted the 2015 performance metrics for all other performance-based RSU recipients to normalize for the foreign exchange rate effect and take into account EPI results below the 50% threshold, resulting in a 55.7% payout, but was unable to make such an adjustment under the terms of the NEOs’ awards. The 2015 long-term incentive payouts for the NEOs therefore took the form of new grants of an equivalent number of shares of the Company’s common stock made in the first quarter of 2016. The value of those grants will appear in the Summary Compensation Table in the Company’s 2017 proxy statement.

(5)	For Messrs. Kneeland, Plummer, Flannery and Asplund, represents the annual cash incentive amounts earned under the AICP for 2015, approximately 50% of which were paid in vested shares of equivalent fair market value as discussed in the CD&A under “The 2015 Executive Compensation Program in Detail—2015 AICP Pay Outcomes.” For Mr. Gottsegen, represents his earned 2015 long-term incentive award that was paid in cash due to his resignation from the Company in January 2016, as discussed in the CD&A under “The 2015 Executive Compensation Program in Detail—2015 LTIP Outcomes.”

(6)	This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2015 was $3,000 for each NEO. For 2015, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, and in accordance with SEC regulations, perquisites and personal benefits have been omitted.

(7)	Mr. Kneeland’s base salary was increased to $950,000, effective October 22, 2012. Mr. Kneeland’s base salary was not adjusted again in 2013, 2014 or 2015.

(8)	Mr. Plummer’s annual base salary was $560,000 through March 31, 2015 and was raised to $582,400 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2015. Mr. Plummer elected to defer $138,008 of his annual base salary under the ENEP, as described below under “Nonqualified Deferred Compensation in 2015.”

(9)	Mr. Flannery’s annual base salary was $560,000 through March 31, 2015 and was raised to $582,400 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2015.

(10)	Mr. Asplund’s annual base salary was $490,000 through March 31, 2015 and increased to $508,372 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2015. Mr. Asplund elected to defer $158,605 of his annual base salary under the ENEP, as described below under “Nonqualified Deferred Compensation in 2015.”

(11)	Mr. Gottsegen’s annual base salary was $416,000 through March 31, 2015 and was raised to $436,800 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2015.

Grants of Plan-Based Awards in 2015

The table below summarizes the equity and non-equity awards granted to the NEOs in 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Michael Kneeland	3/10/2015	—	—	—	—	—	—	14,360	—	—	1,250,038
	3/10/2015	—	—	—	5,889	11,777	35,331	—	—	—	1,025,188
	3/10/2015	—	—	—	4,649	9,297	27,891	—	—	—	809,304
	3/10/2015	—	—	—	9,206	18,412	55,236	—	—	—	1,602,765
	3/10/2015	—	—	—	9,573	19,146	57,438	—	—	—	1,666,659
		712,500	1,425,000	3,206,250	—	—	—	—	—	—	—

William Plummer	3/10/2015	—	—	—	—	—	—	5,170	—	—	450,049
	3/10/2015	—	—	—	1,550	3,099	9,297		—	—	269,768
	3/10/2015	—	—	—	1,740	3,480	10,440	—	—	—	302,934
	3/10/2015	—	—	—	2,011	4,021	12,063	—	—	—	350,028
		262,080	524,160	1,179,360	—	—	—	—	—	—	—

Matthew Flannery	3/10/2015	—	—	—	—	—	—	5,170	—	—	450,049
	3/10/2015	—	—	—	1,550	3,099	9,297	—	—	—	269,768
	3/10/2015	—	—	—	1,740	3,480	10,440	—	—	—	302,934
	3/10/2015	—	—	—	2,011	4,021	12,063	—	—	—	350,028
		262,080	524,160	1,179,360	—	—	—	—	—	—	—

Dale Asplund	3/10/2015	—	—	—	—	—	—	3,447	—	—	300,061
	3/10/2015	—	—	—	1,246	2,492	7,476	—	—	—	216,929
	3/10/2015	—	—	—	903	1,805	5,415	—	—	—	157,125
	3/10/2015	—	—	—	281	562	1,686	—	—	—	48,922
	3/10/2015	—	—	—	1,341	2,681	8,043	—	—	—	233,381
		203,345	406,698	915,070	—	—	—	—	—	—	—

Jonathan Gottsegen	3/10/2015	—	—	—	—	—	—	2,068	—	—	180,019
	3/10/2015	—	—	—	987	1,973	5,919	—	—	—	171,750
	3/10/2015	—	—	—	645	1,289	3,867	—	—	—	112,207
	3/10/2015	—	—	—	804	1,608	4,824	—	—	—	139,976
		174,720	349,440	786,240	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2015.

(2)	The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant.

(3)	Represents the threshold, target and maximum, as applicable, annual cash incentive amounts payable under the 2015 AICP. Under the 2015 AICP, as described under “—Compensation Discussion and Analysis—The 2015 Executive Compensation Program in Detail—2015 Annual Incentive Compensation Plan (AICP)” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and EPI targets, each weighted one-half and each independent of the other. The Committee retains discretion to pay annual incentives above or below the estimated range shown in the table above. The actual annual incentive amounts paid to our NEOs for 2015 performance pursuant to the 2015 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents the target, threshold and maximum number of awards for the third tranche of performance-based RSUs awarded in 2013, the second tranche of performance-based RSUs awarded in 2014 and the first tranche of performance-based RSUs awarded on March 10, 2015 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the performance-based RSUs awarded in 2013, the target number of units granted on March 10, 2015, without regard to grant date (as determined under applicable accounting rules), was 21,074 (representing an award of 11,777 and an award of 9,297) for Mr. Kneeland, 3,099 for Mr. Plummer, 3,099 for Mr. Flannery, 2,492 for Mr. Asplund and 1,973 for Mr. Gottsegen. With regard to the performance-based RSUs awarded in 2014, the target number of units granted on March 10, 2015, without regard to grant date (as determined under applicable accounting rules), was 18,412 for Mr. Kneeland, 3,480 for Mr. Plummer, 3,480 for Mr. Flannery, 2,367 (representing an award of 1,805 and an award of 562) for Mr. Asplund and 1,289 for Mr. Gottsegen. With regard to the performance-based RSUs awarded in 2015, the target number of units granted on March 10, 2015, without regard to grant date

(as determined under applicable accounting rules), was 19,146 for Mr. Kneeland, 4,021 for Mr. Plummer, 4,021 for Mr. Flannery, 2,681 for Mr. Asplund and 1,608 for Mr. Gottsegen. As described under “—Compensation Discussion and Analysis—The 2015 Executive Compensation Program in Detail—Long Term Incentives (Equity Compensation)” above, the number of units that will vest will vary from 0% to 300% of target based on achievement of annual performance metrics. In 2015, both total revenue and EPI were below target, resulting in a payout of 55.7% of performance-based RSUs after accounting for adjustments and normalizations. As discussed under “The 2015 Executive Compensation Program in Detail —2015 LTIP Outcomes,” the terms of the NEOs’ awards did not permit these adjustments, and the awards were forfeited. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in years 2016 and 2017 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2015. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Michael Kneeland	32,230	16,115	53.78	3/7/2023	92,502(5)	6,710,095	56,704	4,113,308
	32,007	—	41.25	2/16/2022
	38,580	—	31.49	3/8/2021
	104,431	—	8.32	3/10/2020

William Plummer	8,481	4,241	53.78	3/7/2023	22,084(6)	1,601,973	11,521	835,733
	9,602	—	41.25	2/16/2022
	13,500	—	31.49	3/8/2021
	85,000	—	8.32	3/10/2020
	100,000	—	3.38	3/13/2019

Matthew Flannery	8,481	4,241	53.78	3/7/2023	22,084(7)	1,601,973	11,521	835,733
	9,602	—	41.25	2/16/2022
	10,000	—	31.49	3/8/2021

Dale Asplund	—	—	—	—	14,242(8)	1,033,115	7,727	560,517

Jonathan Gottsegen	—	—	—	—	9,014(9)	653,876	4,505	326,793

(1)	All options vest in three equal installments on each of the first three anniversaries of the grant date.

(2)	Amounts in this column include (i) time-based RSUs and (ii) performance-based RSUs (based on target performance levels) that were granted in 2015 but were forfeited following adjudication in early 2016 because the threshold performance metrics were not achieved, as further discussed in the CD&A under “The 2015 Executive Compensation Program in Detail—2015 LTIP Outcomes.”

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $72.54 on December 31, 2015.

(4)	Amounts in this column represent performance-based RSUs for which the applicable performance metrics had not been established as of December 31, 2015. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2016 or 2017 (once established), as applicable.

For Mr. Kneeland, represents (i) 18,412 unvested performance-based RSUs remaining from awards on March 4, 2014 and (ii) 38,292 unvested performance-based RSUs remaining from awards on March 10, 2015; for Mr. Plummer, represents (i) 3,480 unvested performance-based RSUs remaining from awards on March 4, 2014 and (ii) 8,041 unvested performance-based RSUs remaining from awards on March 10, 2015; for Mr. Flannery, represents (i) 3,480 unvested performance-based RSUs remaining from awards on March 4, 2014 and (ii) 8,041 unvested performance-based RSUs remaining from awards on March 10, 2015; for Mr. Asplund, represents (i) 1,805 unvested performance-based RSUs remaining from awards on March 4, 2014, (ii) 562 unvested performance-based RSUs from awards on May 6, 2014 and (iii) 5,360 unvested performance-based RSUs remaining from awards on March 10, 2015; and for Mr. Gottsegen, represents (i) 1,289 unvested performance-based RSUs remaining from awards on March 4, 2014 and (ii) 3,216 unvested performance-based RSUs remaining from awards on March 10, 2015.

(5)

Represents (i) 14,360 unvested time-based RSUs from a grant on March 10, 2015, 4,787 of which vested on March 10, 2016 and the remaining two-thirds will vest ratably on March 10, 2017 and 2018 subject to continued employment; (ii) 9,206 unvested time-based RSUs remaining from a grant on March 4, 2014, 4,603 of which vested on March 4, 2016, and the remainder of which will vest on March 4, 2017 subject to continued employment; (iii) 10,304 unvested time-based RSUs remaining from a grant on March 7, 2013, all of which vested on March 7, 2016; (iv) 21,074 unvested performance-based RSUs from an award on March 7, 2013, which would have vested on March 7, 2016 but for failure to meet performance conditions related to 2015; (v) 18,412 unvested performance-based RSUs remaining from an award on March 4, 2014, which would have vested on March 4, 2016 but for failure to meet performance conditions related to 2015; and (vi) 19,146 unvested performance-based RSUs remaining from an award on March 10, 2015, which would have vested on March 10, 2016 but for failure to meet performance conditions related to 2015.

(6)	Represents (i) 5,170 unvested time-based RSUs from a grant on March 10, 2015, 1,724 of which vested on March 10, 2016 and the remaining two-thirds will vest ratably on March 10, 2017 and 2018 subject to continued employment; (ii) 2,982 unvested time-based RSUs remaining from a grant on March 4, 2014, 1,491 of which vested on March 4, 2016, and the remainder of which will vest on March 4, 2017 subject to continued employment; and (iii) 2,712 unvested time-based RSUs remaining from a grant on March 7, 2013, all of which vested on March 7, 2016; (iv) 620 unvested time-based RSUs remaining from a grant on March 7, 2013, all of which vested on March 7, 2016; (v) 3,099 unvested performance-based RSUs from an award on March 7, 2013, which would have vested on March 7, 2016 but for failure to meet performance conditions related to 2015; (vi) 3,480 unvested performance-based RSUs remaining from an award on March 4, 2014, which would have vested on March 4, 2016 but for failure to meet performance conditions related to 2015; and (vii) 4,021 unvested performance-based RSUs remaining from an award on March 10, 2015, which would have vested on March 10, 2016 but for failure to meet performance conditions related to 2015.

(7)	Represents (i) 5,170 unvested time-based RSUs from a grant on March 10, 2015, 1,724 of which vested on March 10, 2016 and the remaining two-thirds will vest ratably on March 10, 2017 and 2018 subject to continued employment; (ii) 2,982 unvested time-based RSUs remaining from a grant on March 4, 2014, 1,491 of which vested on March 4, 2016, and the remainder of which will vest on March 4, 2017 subject to continued employment; (iii) 2,712 unvested time-based RSUs remaining from a grant on March 7, 2013, all of which vested on March 7, 2016; (iv) 620 unvested time-based RSUs remaining from a grant on March 7, 2013, all of which vested on March 7, 2016; (v) 3,099 unvested performance-based RSUs from an award on March 7, 2013, which would have vested on March 7, 2016 but for failure to meet performance conditions related to 2015; (vi) 3,480 unvested performance-based RSUs remaining from an award on March 4, 2014, which would have vested on March 4, 2016 but for failure to meet performance conditions related to 2015; and (vii) 4,021 unvested performance-based RSUs remaining from an award on March 10, 2015, which would have vested on March 10, 2016 but for failure to meet performance conditions related to 2015.

(8)	Represents (i) 3,447 unvested time-based RSUs from a grant on March 10, 2015, 1,149 of which vested on March 10, 2016 and the remaining two-thirds will vest ratably on March 10, 2017 and 2018 subject to continued employment; (ii) 1,546 unvested time-based RSUs remaining from a grant on March 4, 2014, 773 of which vested on March 4, 2016 and the remainder of which will vest on March 4, 2017 subject to continued employment; (iii) 1,227 unvested time-based RSUs remaining from a grant on March 7, 2013, all of which vested on March 7, 2016; (iv) 482 unvested time-based RSUs remaining from a grant on May 6, 2014, the remaining two-thirds of which will vest ratably on May 6, 2016 and 2017 subject to continued employment; (v) 2,492 unvested performance-based RSUs from an award on March 7, 2013, which would have vested on March 7, 2016 but for failure to meet performance conditions related to 2015; (vi) 1,805 unvested performance-based RSUs remaining from an award on March 4, 2014, which would have vested on March 4, 2016 but for failure to meet performance conditions related to 2015; (vii) 562 unvested performance-based RSUs remaining from an award on May 6, 2014, which would have vested on May 6, 2016 but for failure to meet performance conditions related to 2015; and (viii) 2,681 unvested performance-based RSUs remaining from an award on March 10, 2015, which would have vested on March 10, 2016 but for failure to meet performance conditions related to 2015.

(9)	Represents (i) 2,068 unvested time-based RSUs from a grant on March 10, 2015, 690 of which vested on March 10, 2016 and the remaining two-thirds will vest ratably on March 10, 2017 and 2018 subject to continued employment; (ii) 1,104 unvested time-based RSUs remaining from a grant on March 4, 2014, 552 of which vested on March 4, 2016 and the remainder of which will vest on March 4, 2017 subject to continued employment; (iii) 972 unvested time-based RSUs from a grant on March 7, 2013, all of which vested on March 7, 2016; (iv) 1,973 unvested performance-based RSUs from an award on March 7, 2013, which would have vested on March 7, 2016 performance conditions related to 2015; (v) 1,289 unvested performance-based RSUs remaining from an award on March 4, 2014, which would have vested on March 4, 2016 but for failure to meet performance conditions related to 2015; and (vi) 1,608 unvested performance-based RSUs from an award on March 10, 2015, which would have vested on March 10, 2016 but for failure to meet performance conditions related to 2015.

Option Exercises and Stock Vested in 2015

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2015 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	40,000	3,588,894	135,851	11,985,734
William Plummer	—	—	28,497	2,523,618
Matthew Flannery	500	21,319	28,497	2,523,618
Dale Asplund	—	—	37,186	3,061,765
Jonathan Gottsegen	—	—	14,801	1,306,531

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2015

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2015. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years.

The deferrals reflected in the table below were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year ($)
Michael Kneeland	—		878	—	68,704	(2)
William Plummer	138,008	(3)	(6,974)	—	679,031	(2)
Matthew Flannery	—		—	—	—
Dale Asplund	158,605	(3)	773	—	184,266	(2)
Jonathan Gottsegen	—		—	—	—

(1)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2015 because no such earnings would be considered above-market or preferential earnings.

(2)	This amount represents Messrs. Kneeland’s, Plummer’s and Asplund’s aggregate balances under the ENEP at the end of 2015. For Mr. Plummer, $55,122, $44,789 and $50,462 of this amount was previously disclosed in the “salary” column of the 2014 Summary Compensation Table, the 2013 Summary Compensation Table and the 2012 Summary Compensation Table, respectively. For Mr. Asplund, $23,683 of this amount was previously disclosed in the “salary” column of the 2014 Summary Compensation Table.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2015.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2015, which the NEOs would receive upon a termination of employment. Mr. Gottsegen resigned from the Company on January 21, 2016 and received only his long-term incentive award for 2015 ($148,293, paid in cash) in connection with his termination of employment.

If the employment of any of the NEOs is terminated by us without “cause” or by the executive for “good reason,” the executives would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

•	Cash severance:
¡	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary paid over a two-year period.
¡	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.
¡	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.
¡	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
¡	Mr. Gottsegen would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.
¡	Any unvested RSUs and options granted to all of the NEOs since 2011 would be canceled and forfeited.
¡	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Plummer, Flannery, Asplund and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•	Each of Messrs. Kneeland, Plummer, Flannery, Asplund and Gottsegen would receive pro-rata vesting of the next tranche of RSUs (based on target levels for performance-based RSUs) and stock options that would have vested based on the executive’s continued employment with the Company.
•	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Plummer, Flannery and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.
•	Each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment equal to two years in the case of Messrs. Kneeland, Flannery and Asplund, and one year in the case of Messrs. Plummer and Gottsegen.

The table below summarizes the compensation that the NEOs would have received had they been terminated as of December 31, 2015.

	Termination by the Company without cause or by the executive for good reason			Death or disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and stock options ($)(3)	Total ($)
Michael Kneeland	4,275,000	29,352	4,304,352	29,352	4,885,090	4,914,442
William Plummer	1,106,560	18,727	1,125,287	18,727	1,080,227	1,098,954
Matthew Flannery	2,213,120	18,727	2,231,847	18,727	1,080,227	1,098,954
Dale Asplund	508,372	14,089	522,461	14,089	657,329	671,418
Jonathan Gottsegen	786,240	18,727	804,967	18,727	419,273	438,000

(1)	Severance would be paid in substantially equal installments over two years for Messrs. Kneeland and Flannery and over one year for Messrs. Plummer, Asplund and Gottsegen.

(2)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Gottsegen. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(3)	Except as otherwise noted, amounts in this column reflect a closing price per share of the Company’s common stock of $72.54 on December 31, 2015. The value of unvested stock options for which vesting is accelerated is calculated as the excess of the closing price per share of the Company’s common stock of $72.54 on December 31, 2015 over the exercise price for those stock options.

For each of Messrs. Kneeland, Plummer, Flannery, Asplund and Gottsegen, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports filed with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2015 that the NEOs would receive upon a change in control.

If we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

•	an amount equal to 2.99 times the sum of his annual base salary and his target annual incentive under the AICP, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

•	COBRA continuation coverage for up to 18 months at no cost to Mr. Kneeland.

If we terminate the employment of any of the NEOs other than Mr. Kneeland without “cause” or the NEO resigns for “good reason,” within 12 months following a change in control of the Company, the NEO would receive the following benefits:

•	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.
•	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.
•	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
•	Mr. Gottsegen would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.
•	Each of Messrs. Plummer, Flannery, Asplund and Gottsegen would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to their applicable award agreements, all of the outstanding options and RSUs granted to our NEOs would become fully vested:

•	if the change in control results in the Company ceasing to be publicly traded; or
•	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the NEOs would have received in the event of a change in control of the Company as of December 31, 2015. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

Executive	Accelerated vesting of RSUs and stock options upon a change in control that results in the Company ceasing to be publicly traded ($)(1)	Cash severance upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(2)	COBRA payments upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(3)	Total ($)
Michael Kneeland	11,125,721	7,101,250	29,352	18,256,323	(4)
William Plummer	2,517,268	1,106,560	18,727	3,642,555
Matthew Flannery	2,517,268	2,213,120	18,727	4,749,115
Dale Asplund	1,593,631	508,372	14,089	2,116,092
Jonathan Gottsegen	1,980,668	786,240	18,727	1,785,635

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $72.54 on December 31, 2015. The value of acceleration of vesting of unvested stock options is calculated as the excess of the closing price per share of the Company’s common stock of $72.54 on December 31, 2015 over the exercise price for those stock options.

(2)	Severance would be paid in a lump sum for Mr. Kneeland, would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Messrs. Plummer, Asplund and Gottsegen.

(3)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Gottsegen. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(4)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of Mr. Kneeland’s employment agreement, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Kneeland, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Kneeland.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the NEOs’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2015, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

•	annual retainer fees of (i) $80,000 for serving as director, (ii) $30,000 for serving as Chairman of the Audit Committee, (iii) $25,000 for serving as Chairman of the Compensation Committee, (iv) $15,000 for serving as Chairman of the Nominating and Corporate Governance Committee, (v) $15,000 through November 30th, on a pro-rated basis for serving as Chairman of the Risk Committee and (vi) $20,000 for serving as Chairman of the Strategy Committee;

•	annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $7,500 for serving as a member of the Nominating and Corporate Governance Committee, (iv) $7,500 through November 30th, on a pro-rated basis for serving as a member of the Risk Committee and (v) $10,000 for serving as a member of the Strategy Committee; and

•	an annual equity grant of $135,097 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances).

For 2015, the Company’s non-executive chairman received total annual compensation of $460,010, with (i) $200,000 paid in cash, in arrears, quarterly, at the same time that other non-management directors receive the cash component of their pay (as described below), and (ii) $260,010 paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other pay (e.g., annual retainer fees and meeting attendance fees).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders and has adopted stock ownership guidelines for non-management directors. Under these guidelines, within four years after joining the Board (or May 1, 2006 in the case of existing members), each non-management member of the Board is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors had satisfied the stock ownership guidelines when their holdings were measured as of December 31, 2015.

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of the Company’s common stock equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2015

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2015.

Name(1)	Fees Earned in Cash 2015 ($)		Stock Award(2)(3) ($)	Total ($)
Jenne K. Britell, Ph.D.	$200,000		$260,010	$460,010
José B. Alvarez	$97,500		$135,097	$232,597
Bobby J. Griffin	$121,863	(4)	$135,097	$256,960
Pierre E. Leroy	$35,834		$0	$35,834
Singleton B. McAllister	$111,651		$135,097	$246,748
Brian D. McAuley	$106,438		$135,097	$241,535
John S. McKinney	$116,226		$135,097	$251,323
James H. Ozanne	$38,473		$135,097	$173,570
Jason D. Papastavrou, Ph.D.	$110,000		$135,097	$245,097
Filippo Passerini	$105,212		$135,097	$240,309
Donald C. Roof	$116,651		$135,097	$251,748
Keith Wimbush	$101,062		$135,097	$236,159

(1)	As of December 31, 2015, Messrs. Alvarez, McAuley, McKinney, Passerini, and Wimbush, and Ms. McAllister had 4,413 outstanding RSUs each; Dr. Britell had 14,331 outstanding RSUs; Dr. Papastavrou had 25,935 outstanding RSUs; and Mr. Roof had 8,254 outstanding RSUs. As of December 31, 2015, Mr. Griffin had 31,924 outstanding RSUs (including RSUs from deferral of cash compensation). As of December 31, 2015, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding: Dr. Britell, 13,757; Mr. Alvarez, 15,219; Ms. McAllister, 18,748; Mr. McAuley, 20,252; Mr. McKinney, 3,848; Dr. Papastavrou, 13,036 (10,000 indirectly held through a trust for which Dr. Papastavrou is trustee); Mr. Passerini, 16,248; Mr. Roof, 18,000 (8,500 indirectly held through the Donald and Patricia Roof Family Limited Partnership II); and Mr. Wimbush, 1,648.

(2)	The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2015. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is based on the closing price per share of the Company’s common stock of $99.85 on May 6, 2015, the grant date.

(3)

Each non-management director received an award of 1,353 RSUs on May 6, 2015, except for Dr. Britell, who received 2,604 RSUs as the equity component of her compensation arrangement as non-executive Chairman of the Company. For purposes of determining the number of RSUs to grant, the closing price per share of the Company’s common stock of $99.85 on May 6, 2015 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from the director fees discussed above. All RSUs granted to non-management directors in 2015 are fully vested as of the date of grant but are not settled until the earlier of (i) May 6, 2018, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)	Represents cash compensation earned in 2015, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $60,932 was paid in cash.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2015:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,003,042(1)	$20.99	4,723,084(2)

(1)	Consists of awards issued under the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 511,312 restricted stock units and 491,730 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)	Consists of shares available under the Second Amended and Restated 2010 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock as of March 9, 2016, (ii) each director and certain named executive officers of the Company as of March 9, 2016, except where noted, and (iii) all of the Company’s current directors and executive officers as a group as of March 9, 2016.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 9, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC	5,984,253(1)	6.446%
BlackRock, Inc.	7,617,717(2)	8.2%
The Vanguard Group	8,526,844(3)	9.18%

(1)	Derived from a Schedule 13G filed with the SEC on February 12, 2016, by FMR LLC with respect to holdings as of February 12, 2016. According to the Schedule 13G, FMR LLC is a parent holding company in accordance with §240.13d-1(b)(1)(ii)(G) of the Exchange Act. FMR LLC. is the beneficial owner of 5,984,253 shares, of which it has sole power to vote or direct the vote of 573,803 shares and the sole power to dispose or to direct the disposition of 5,984,253 shares. According to the Schedule 13G, Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC, has sole power to dispose or to direct the disposition of 5,984,253 shares. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity” Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiarity of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR LLC’s address is 245 Summer Street, Boston, Massachusetts 02210.
(2)	Derived from a Schedule 13G/A filed with the SEC on February 10, 2016, by BlackRock, Inc. with respect to holdings as of January 22, 2016. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 7,617,717 shares, of which it has sole power to vote or direct the vote of 6,836,678 shares and the sole power to dispose or to direct the disposition of 7,617,717 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.
(3)	Derived from a Schedule 13G/A filed with the SEC on February 11, 2016, by The Vanguard Group with respect to holdings as of February 10, 2016. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) of the Exchange Act. Vanguard Group, Inc. is the beneficial owner of 8,526,844 shares, of which it has sole power to vote or direct the vote of 175,341 shares, shared power to vote or direct the vote of 9,400 shares, sole power to dispose or to direct the disposition of 8,339,903 shares and shared power to dispose or to direct the disposition of 186,941 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 9, 2016, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Michael J. Kneeland	584,849(3)	*
William B. Plummer	287,950(4)	*
Matthew J. Flannery	49,157(5)	*
Jonathan M. Gottsegen	7,005(6)	*
Dale A. Asplund	24,853(7)	*
Jenne K. Britell	30,288(8)	*
José B. Alvarez	20,822(9)	*
Bobby J. Griffin	31,924(10)	*
Singleton B. McAllister	23,161(11)	*
Brian D. McAuley	24,665(12)	*
John S. McKinney	6,061(13)	*
Jason D. Papastavrou	41,971(14)	*
Filippo Passerini	20,661(15)	*
Donald C. Roof	26,254(16)	*
Keith Wimbush	7,061(17)	*
All current executive officers and directors as a group (17 persons)	1,207,170(18)	1.3%

*	Less than 1%

(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 347,700 outstanding shares, 223,363 shares issuable upon the exercise of currently exercisable stock options, 4,787 shares issuable upon settlement of RSUs that are scheduled to vest in March 2016 and 8,999 shares held indirectly through a retirement plan.

(4)	Consists of 65,402 outstanding shares and 220,824 shares issuable upon the exercise of currently exercisable stock options and 1,724 shares issuable upon settlement of RSUs that are scheduled to vest in March 2016.

(5)	Consists of 15,109 outstanding shares and 32,324 shares issuable upon the exercise of currently exercisable stock options and 1,724 shares issuable upon settlement of RSUs that are scheduled to vest in March 2016.

(6)	Mr. Gottsegen relinquished his role as Senior Vice President, General Counsel & Corporate Secretary as of January 21, 2016. Consists of 7,005 outstanding shares as of January 21, 2016.

(7)	Consists of 23,463 outstanding shares, 1,149 shares issuable upon settlement of RSUs that are scheduled to vest in March 2016 and 241 shares issuable upon settlement of RSUs that are scheduled to vest in May 2016.

(8)	Consists of 15,957 outstanding shares and 14,331 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 9,048 RSUs is deferred until May 2016, settlement of 2,679 RSUs is deferred until May 2017 and settlement of 2,604 RSUs is deferred until May 2018, subject to acceleration under certain conditions).

(9)	Consists of 16,409 outstanding shares and 4,413 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,720 RSUs is deferred until May 2016, settlement of 1,340 RSUs is deferred until May 2017 and settlement of 1,353 RSUs is deferred until May 2018, subject to acceleration in certain conditions).

(10)	Consists of 23,161 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2017, settlement of 4,458 RSUs is deferred until May 2018, settlement of 2,949 RSUs is deferred until May 2019, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021 and settlement of 1,340 RSUs is deferred until May 2022 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration in certain conditions) and 8,763 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(11)	Consists of 18,748 outstanding shares and 4,413 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,720 RSUs is deferred until May 2016, settlement of 1,340 RSUs is deferred until May 2017 and settlement of 1,353 RSUs is deferred until May 2018, subject to acceleration in certain conditions).

(12)	Consists of 20,252 outstanding shares and 4,413 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,720 RSUs is deferred until May 2016, settlement of 1,340 RSUs is deferred until May 2017 and settlement of 1,353 RSUs is deferred until May 2018, subject to acceleration in certain conditions).

(13)	Consists of 1,648 outstanding shares and 4,413 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,720 RSUs is deferred until May 2016, settlement of 1,340 RSUs is deferred until May 2017 and settlement of 1,353 RSUs is deferred until May 2018, subject to acceleration in certain conditions).

(14)	Consists of 3,036 outstanding shares, 25,935 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,774 RSUs is deferred until May 2016, settlement of 7,500 RSUs is deferred until June 2017, settlement of 4,458 RSUs is deferred until May 2018, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021, settlement of 4,289 RSUs is deferred until May 2022 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration in certain conditions) and 13,000 shares indirectly held through a trust for which Dr. Papastavrou is the trustee.

(15)	Consists of 16,248 outstanding shares and 4,413 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,720 RSUs is deferred until May 2016, settlement of 1,340 RSUs is deferred until May 2017 and settlement of 1,353 RSUs is deferred until May 2018, subject to acceleration in certain conditions).

(16)	Consists of 9,500 outstanding shares, 8,254 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration in certain conditions) and 8,500 shares held indirectly through the Donald and Patricia Roof Family Limited Partnership II.

(17)	Consists of 2,648 outstanding shares and 4,413 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,720 RSUs is deferred until May 2016, settlement of 1,340 RSUs is deferred until May 2017 and settlement of 1,353 RSUs is deferred until May 2018, subject to acceleration in certain conditions).

(18)	Consists of 581,715 outstanding shares, 476,511 shares issuable upon the exercise of currently exercisable stock options, 118,445 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) or will vest within 60 days, 8,500 shares held indirectly through a limited partnership, 13,000 shares held indirectly through a trust for which the director is acting as a trustee and 8,999 shares held indirectly through the Company’s retirement plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

•	transactions available to all employees generally;

•	transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

•	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

•	transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in March 2016. A copy of the current charter is available on our website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2015.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015. The Audit Committee also discussed EY’s audit report on internal control over financial reporting as of December 31, 2015 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2015 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

Jason D. Papastavrou, Chairman

Bobby J. Griffin

John S. McKinney

Filippo Passerini

Donald C. Roof

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed EY as independent registered public accounting firm to audit the financial statements and the internal control over financial reporting of the Company for 2016, subject to ratification by stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the 2016 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by EY for fiscal years 2015 and 2014.

	2015	2014
Audit Fees	$2,810,750	$3,042,762
Audit-Related Fees	$78,000	$87,000
Tax Fees	$37,592	$80,945
All Other Fees	$2,015	$2,015

Total	$2,928,357	$3,212,722

Audit Fees.    Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal control over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” which are reasonably related to the audit of our annual financial statements and review of our quarterly reports on Form 10-Q. These fees included fees for services related to audits of the Company’s employee benefit plans in fiscal 2015 and fiscal 2014.

Tax Fees.    Tax fees consist of fees for services rendered for tax compliance, tax advice, tax planning and tax audit assistance.

All Other Fees.    All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2015 and 2014.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Chairman of the Audit Committee exercises such delegated pre-approval authority on behalf of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2016 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation will be held in 2017.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers.    The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the named executive officers to create value for our stockholders. A substantial percentage of our compensation is performance-based compensation, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics. We set challenging metrics, as demonstrated by below target payouts for 2015 annual incentives and LTIP awards, despite our strong performance in a difficult business environment.

Financial performance.    The Company’s key financial performance metrics in 2015 included:

•	Total revenue increased 2.3% from $5.685 billion in 2014 to $5.817 billion. Excluding the adverse impact from currency, total revenue would have increased 4.0% year-over-year;

•	Adjusted EBITDA[4] increased from $2.718 billion in 2014 to $2.832 billion; and

•	Return on invested capital[5] was 8.8%, which was flat year-over-year.

Best practices and strong governance standards.    Our compensation program includes the best practices and governance features discussed below:

•	Each of Messrs. Kneeland, Plummer, Flannery and Gottsegen’s employment agreements, as well as our current equity award agreements and those used in the past three years, include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently become subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the executive officer;

•	Our compensation program does not provide for special perquisites for our named executive officers, aircraft usage or tax gross-ups (except in the case of corporate relocations);

•	We maintain stock ownership guidelines for our named executive officers. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our named executive officers had satisfied such guidelines when their holdings were measured as of March 2016; and

[4]	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s Form 10-K for the year ended December 31, 2015.

5 Return on invested capital is a non-GAAP financial measure, as defined on page 28 of this proxy statement.

•	We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. In 2016, we amended our insider trading policy to prohibit the pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support.    Every year, since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the named executive officers. Last year, approximately 98% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our named executive officers.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 27 of this proxy statement, for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

PROPOSAL 4

STOCKHOLDER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

A stockholder has advised the Company that he plans to present the following proposal at the annual meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 4 – Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements, the target of this proposal, have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these widely supported proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate charter and bylaws.

Please vote to enhance shareholder value:

Simple Majority Vote – Proposal 4

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” the Stockholder Proposal for the following reasons:

After careful consideration, the Board has determined that it is not in the best interests of the Company or its stockholders to adopt the stockholder’s proposal.

Voting thresholds.

A majority of votes cast is already the voting standard for electing the Company’s directors in uncontested director elections under the Company’s Restated Certificate of Incorporation (the “Charter”) and existing By-laws (the “By-laws”). The approval of 66 2/3% of outstanding shares is required under the Charter only for certain fundamental changes to the Company’s corporate governance, including the following:

•	removal of directors;

•	adopting, altering or repealing the By-laws;

•	amending certain provisions of the Charter, including adopting provisions granting stockholders the right to call special meetings or to act by written consent; and

•	amending provisions of the Charter relating to the foregoing items.

The Board strongly believes that fundamental changes to corporate governance should have the support of a broad consensus of all stockholders, not a simple majority. If the Charter were amended to remove the supermajority voting provisions, a relatively small number of stockholders could enact significant corporate changes that benefit only a narrow group of stockholders.

Benefit to stockholders of supermajority provisions.

Delaware law permits supermajority voting requirements, and a number of publicly traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders. Supermajority voting requirements on fundamental corporate matters help to protect shareholders, particularly minority shareholders, against potentially self-interested transactions of short-term investors. The Board believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of the Company’s stockholders, not a simple majority.

United Rentals has strong corporate governance standards.

The Company is committed to strong corporate governance that promotes long-term shareholder value, and believes that the implementation of this proposal is unnecessary given the Company’s governance practices, including majority voting for the election of directors in uncontested elections and annual election of all directors. Currently, the roles of Chief Executive Officer and Chairman of the Board are separate, and the Chairman of the Board, Ms. Jenne K. Britell, is an independent director. In addition, the Company’s corporate governance guidelines also provide that the non-management directors meet at least twice a year in executive sessions without the presence of management. In 2011, the Board determined to not renew a stockholder rights plan upon its expiration.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures. The Company’s corporate governance policies and practices fully comply with all corporate governance standards of the SEC and NYSE. However, for the reasons discussed above, the Board does not believe it is in the best interests of stockholders or the Company to implement the proponent’s request for the lowest possible voting thresholds on all matters on which stockholders vote.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the stockholder proposal to adopt simple majority vote (designated as Proposal 4).

OTHER MATTERS

Other Matters to be Presented at the 2016 Annual Meeting

As of the date of this proxy statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

•	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

•	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for the fiscal year ended December 31, 2015 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2015, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock. However, on February 19, 2016, a late Form 4 was filed on behalf of Jessica T. Graziano, an executive officer, with respect to shares delivered on January 26, 2016.

Stockholder Proposals for the 2017 Annual Meeting

A stockholder proposal for business to be brought before the 2017 annual meeting of stockholders will be acted upon only in the following circumstances:

•	if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before November 21, 2016; or

•	if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary on or after January 3, 2017 but on or before February 2, 2017 (unless the 2017 annual meeting is not scheduled to be held within the period between April 3, 2017 and June 2, 2017, in which case our by-laws prescribe an alternate deadline).

In addition, the stockholder proponent must appear in person at the 2017 annual meeting or send a qualified representative to present such proposal.

Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

☐                         ¢

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Joli L. Gross or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 3, 2016 at 9:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 3, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Tuesday, May 3, 2016:

The Notice of and Proxy Statement for the 2016 Annual Meeting of Stockholders

and the Company’s 2015 Annual Report to Stockholders are available electronically at

https://materials.proxyvote.com/911363.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE,

“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors							FOR	AGAINST	ABSTAIN
		FOR	AGAINST	ABSTAIN			Filippo Passerini	☐	☐	☐
	Jenne K. Britell	☐	☐	☐			Donald C. Roof	☐	☐	☐
	José B. Alvarez	☐	☐	☐			Keith Wimbush	☐	☐	☐
	Bobby J. Griffin	☐	☐	☐		2.	Ratification of Appointment of Public Accounting Firm	☐	☐	☐
	Michael J. Kneeland	☐	☐	☐		3.	Advisory Approval of Executive Compensation	☐	☐	☐
	Singleton B. McAllister	☐	☐	☐		4.	Stockholder Proposal to Adopt Simple Majority Vote	☐	☐	☐
	Brian D. McAuley	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSAL 4.

	John S. McKinney	☐	☐	☐
	Jason D. Papastavrou	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

					☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 3, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Tuesday, May 3, 2016: The Notice of and Proxy Statement for the 2016 Annual Meeting of Stockholders and the Company’s 2015 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE,

“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors						FOR	AGAINST	ABSTAIN
	FOR	AGAINST	ABSTAIN		Filippo Passerini	☐	☐	☐
Jenne K. Britell	☐	☐	☐		Donald C. Roof	☐	☐	☐
José B. Alvarez	☐	☐	☐		Keith Wimbush	☐	☐	☐
Bobby J. Griffin	☐	☐	☐	2.	Ratification of the Appointment of Public Accounting Firm	☐	☐	☐
Michael J. Kneeland	☐	☐	☐	3.	Advisory Approval of Executive Compensation	☐	☐	☐
Singleton B. McAllister	☐	☐	☐	4.	Stockholder Proposal to Adopt Simple Majority Vote	☐	☐	☐
Brian D. McAuley	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSAL 4.

John S. McKinney	☐	☐	☐

Jason D. Papastavrou	☐	☐	☐

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢